Exhibit 11
Statements Re: Computation Of Per Share Earnings

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2008	2007	2008	2007

Numerator:
Net income—basic and diluted	$247	$124	$268	$669

Denominator:
Weighted-average common shares outstanding	164,146,095	171,068,956	163,404,320	171,804,376
Effect of stock based awards	96,090	1,330,583	429,843	1,618,823

Adjusted weighted-average shares	164,242,185	172,399,539	163,834,163	173,423,199

Earnings per share:
Basic	$1.51	$0.72	$1.64	$3.89
Diluted	1.50	0.72	1.64	3.86

Number of anti-dilutive stock based awards	9,263,059	2,502,959	6,528,470	1,874,979
Exercise price of anti-dilutive stock based awards	$25.08-45.26	$41.62-45.26	$25.08-45.26	$44.79-45.26

Certain stock-based compensation awards were not included in the computation of diluted earnings per share for the three- and nine-month periods ended September 30, 2008 and 2007, since inclusion of these awards would have anti-dilutive effects.

Cincinnati Financial Corporation
Form 10-Q for the quarterly period ended September 30, 2008	51